Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For more information, contact:

September 16, 2010	Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

Debra J. Richardson, Executive Vice President
(515) 273-3551, drichardson@american-equity.com

Julie LaFollette, Director of Investor Relations
(515) 273-3552, jlafollette@american-equity.com

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

West Des Moines, IA — September 16, 2010 — American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity” or the “Company”) announced today the pricing of $170 million in aggregate principal amount of 3.5% Convertible Senior Notes Due 2015 (the “notes”). American Equity has also granted the initial purchasers of the notes a 13-day over-allotment option to purchase up to $30 million additional aggregate principal amount of the notes (subject to certain limitations). The notes will be convertible, under certain circumstances, into cash, shares of American Equity’s common stock or a combination of cash and shares of American Equity’s common stock, at American Equity’s election, based on an initial conversion rate for the notes of 80 shares of American Equity’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $12.50 per share of common stock and represents a 25% conversion premium over the last reported sale price of American Equity’s common stock on September 16, 2010, which was $10.00 per share. The conversion rate and the conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits. American Equity expects to close the notes offering on or about September 22, 2010, subject to the satisfaction of various customary closing conditions.

Interest on the notes will be payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2011. The notes will mature on September 15, 2015, unless previously repurchased or converted in accordance with their terms prior to such date. The notes will be American Equity’s senior unsecured obligations and will rank equally with all of American Equity’s existing and future senior unsecured debt and senior to all of its existing and future subordinated debt. The notes are not redeemable by American Equity prior to the maturity date.

In connection with this offering of the notes, American Equity entered into privately negotiated convertible note hedge transactions with counterparties that include affiliates of one or more of the initial purchasers. These transactions are expected generally to reduce both the potential dilution upon conversion of the notes and exposure to potential cash payments American Equity may be required to make upon a conversion of the notes. American Equity also entered into privately negotiated warrant transactions with such counterparties. These transactions could separately have a dilutive effect to the extent that the market price per share of its common stock exceeds the strike price of the warrants, which is $16.00 per share of common stock (60% higher than the last reported sale price of American Equity’s common stock on September 16, 2010). However, subject to certain conditions, American Equity may elect to settle the warrants in cash. If the initial purchasers exercise their over-allotment option, American Equity may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and the sale of the additional warrants to increase the size of the convertible note hedge transactions.

American Equity has been advised that, in connection with establishing their initial hedges of the convertible note hedge and warrant transactions described above, the counterparties and/or their respective affiliates expect to purchase shares of American Equity’s common stock and/or enter into various derivative transactions with respect to American Equity’s common stock. This activity could increase (or reduce the size of any decrease in) the price of American Equity’s common stock at that time. In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to American Equity’s common stock and/or purchasing or selling American Equity’s common stock in secondary market transactions prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of American Equity’s common stock or the notes, which could affect the ability of holders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that holders will receive upon conversion of the notes.

American Equity intends to use a portion of the net proceeds of the offering to pay American Equity’s cost of the convertible note hedge transactions described above, taking into account the proceeds to American Equity of the warrant transactions described above, and to use the balance of the net proceeds of the offering to repay outstanding amounts of principal and interest under its credit facility, to repurchase outstanding convertible notes, and for general corporate purposes.

The notes, convertible note hedges, warrants and the shares of common stock underlying such securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties.  Statements such as “guidance,” “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements.  Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements.  There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.